Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of American Medical Systems Holdings, Inc. for the registration of shares of its common stock, senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated February 28, 2006 (except for Note 15, as to which the date is June 17, 2006), with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc., American Medical Systems Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc. appearing in the Current Report on Form 8-K of American Medical Systems Holdings, Inc. filed on June 19, 2006. We also consent to the incorporation by reference therein of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc., American Medical Systems Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc. appearing in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 18, 2006